EXHIBIT 8.1

The Company presently wholly owns Euro Tech (Far East) Limited, a Hong Kong corporation which, in turn, owns the following corporations:

Wholly-Owned

•                  Euro Tech Trading (Shanghai) Limited — a People’s Republic of China corporation

•                  Euro Tech (China) Limited — a Hong Kong corporation

•                  ChinaH2O.com Limited — a Hong Kong corporation

•                  Shanghai Euro Tech Limited — a People’s Republic of China corporation

Majority Owned (51%)

•                  Yixing Pact Environmental Technology Company Limited — a People’s Republic of China corporation

•                  Pact Asia Pacific Limited — a British Virgin Islands corporation